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           [LETTERHEAD OF NETWORK SYSTEMS CORPORATION APPEARS HERE]


FOR IMMEDIATE RELEASE

     Contacts: Julia Samsal       or       Paul JJ Payack
               800-672-7670                612-424-1555
     Internet: julie.samsal@network.com or pjjpayack@network.com
     Web Server: HTTP://www.network.com

                       NETWORK SYSTEMS CORPORATION (NSC)
              ANNOUNCES DEVELOPMENTS RELATED TO STORAGETEK MERGER

  Minneapolis, January 27--Network Systems Corporation (NASDAQ: NSCO) today announced that, in connection with its merger agreement with the Storage Technology Corporation (STK) of Louisville, Colorado, NSC intends to mail next week a supplement to the Proxy Statement/Prospectus previously sent to its stockholders and intends to reschedule the special meeting of stockholders currently planned for February 8, 1995. A new meeting date will be announced next week.

  In a related matter, NSC today announced that it has received notice that a complaint has been filed against Network Systems and its board directors in the state Chancery Court in Delaware.

  The complaint asserts that it was filed on behalf of Network Systems' shareholders and alleges that the directors breached their fiduciary duty in connection with the pending merger between Network Systems and Storage Technology Corporation. The plaintiff seeks to enjoin the consummation of the merger with StorageTek or, in the event the merger is consummated, to recover damages.

  Network Systems believes that the allegations contained in the complaint are without merit and intends to defend this lawsuit vigorously.